Exhibit 107
EX-FILING FEES
CALCULATION OF FILING FEE TABLE

424B7
(Form Type)

Weatherford International plc
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, nominal value of $0.001 per share	457(c)	50,417	(1)	$90.845	(2)	$4,580,132.36	(2)	0.00015310	$701.22	(3)
Total Offering Amount								$4,580,132.36	(2)		$701.22
Total Fees Previously Paid											—
Total Fee Offsets											—
Net Fee Due											$701.22

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the registrant’s Registration Statement on Form S-3ASR (Registration No. 333-265636) (the “Registration Statement”) also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of registrant’s ordinary shares as reported on the Nasdaq Global Select Market on October 9, 2024.

(3)	Calculated in accordance with Rule 457(r) under the Securities Act. Represents deferred payment of the registration fees in connection with the Registration Statement paid herewith.